 Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-156881) and on Form S-8 (File Nos. 333-156882 and 333-53600) of our report dated March 12, 2015, on the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2014 and 2013, and for the years ended December 31, 2014, 2013 and 2012 on our audit of internal control over financial reporting of the Company as of December 31, 2014, which reports are included in MutualFirst Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BKD, LLP

Indianapolis, Indiana

March 13, 2015